FOR IMMEDIATE RELEASE

February 22, 2011
Contact: Keith Schroeder
Chief Financial Officer
(918) 824-4605

ORCHIDS ANNOUNCED DIVIDEND POLICY AND DECLARES DIVIDEND

PRYOR, OKLAHOMA (February 22, 2011) – The Board of Directors of Orchids Paper Products Company (NYSE Amex: TIS) today announced the initiation of a quarterly cash dividend policy and authorized a dividend of $0.10 per outstanding share of the Company’s common stock to shareowners of record at the close of business on March 7, 2011. The Company expects to pay this first quarterly dividend on March 28, 2011.

The Company’s President and Chief Executive Officer Bob Snyder said “The Board and I believe that it is in the best interest of the Company to initiate a quarterly dividend in light of the Company’s strong balance sheet and prospects for long-term cash flow. We will review the dividend policy regularly and make adjustments as the Company’s financial condition and capital needs require.”

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.